Cohen Fund Audit Services, Ltd. 800 Westpoint Pkwy., Ste 1100 Westlake, OH 44145-1524 www.cohenfund.com

440.835.8500 440.835.1093 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 25, 2011 on the financial statements of the Paradigm Funds, comprising the Paradigm Value Fund, Paradigm Select Fund, Paradigm Opportunity Fund, and Paradigm Intrinsic Value Fund as of December 31, 2010 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Paradigm Funds.

/s/ Cohen Fund Audit Services Cohen Fund Audit Services, Ltd. Westlake, Ohio April 29, 2011